DMK Pharmaceuticals Inc. 8-K

Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 23, 2023 (the “Effective Date”) and is entered into by and between DMK Pharmaceuticals Inc., a Delaware corporation (the “Company”), and Seth A. Cohen (“Executive”).

1.            Employment. The Company hereby employs Executive as General Counsel and Corporate Secretary assigned with responsibilities to do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, subject at all times to the policies set by the Board of Directors of the Company (the “Board”), and to the consent of the Board when required by the terms of this contract. Executive hereby accepts such employment and agrees to devote such time and energies as appropriate to fulfill all responsibilities to the Company. Executive shall be employed on an at-will basis.

2.            Compensation. In consideration for all services rendered by Executive under this Agreement, Executive shall receive the compensation described in this Section 2. All such compensation shall be paid subject to appropriate tax withholding and similar deductions.

(a)           Salary. Executive shall be paid an initial annual salary at a rate of two hundred and thirty thousand dollars ($230,000.00) per annum, payable in substantially equal installments in accordance with the Company’s normal salary and wages practices, but not less than 24 installments annually. The Board (or the Compensation Committee) may, without limitation, in its discretion review Executive’s base salary and may increase base salary from time to time based on such considerations as the Board or a duly authorized committee may deem appropriate.

(b)           Executive Benefit and Incentive Compensation Plans. Executive shall be eligible to receive such discretionary cash or equity bonus compensation as the Board of Directors of the Company (or the Compensation Committee thereof) may approve from time to time. In addition, during employment hereunder, Executive shall be eligible to receive those benefits which are routinely made available to executive officers of the Company, including participation in any executive stock ownership plan, profit sharing plan, incentive compensation or bonus plan, retirement plan, Company-provided life insurance, directors and officers (D&O) insurance (naming Executive as an Additional Insured), and similar executive benefit plans maintained or sponsored by the Company, including without limitation eligibility to receive an annual cash bonus under the Company’s Bonus Plan at the target percentage of annual base salary applicable to the general counsel, currently thirty-five percent (35%) of annual base salary (and appropriately and proportionately prorated for the year of the Effective Date based on the number of days that Executive serves as general counsel during such year). The Company shall not take any action that would materially diminish the aggregate value of Executive’s fringe benefits as they exist as of the Effective Date of this Agreement or as the same may be increased from time to time, except for actions taken with respect to officers or employees generally. Payment of any discretionary or incentive bonus is subject to Executive’s continued employment by the Company through the payment date.

(c)           Long-Term Incentive Plan. In addition, as an inducement that you have indicated is material to your willingness to accept this offer and join the Company as an employee, the Company will recommend that the Compensation Committee of the Board of Directors approve the grant to you of a nonqualified stock option to purchase 70,000 shares of common stock, with the option vesting with respect to 1/8 of the total number of shares subject to the option on the 6-month anniversary of the grant date or vesting start date (if different) and thereafter monthly as to 1/48 of the total number of shares subject to the option, provided that you continue to provide services to the Company and that your service as an employee has not terminated, and subject to other terms and conditions to be described in the option grant and related option agreement. The exercise price of any option that may be granted will be equal to the fair market value of the common stock on the date of grant. Any such grant will be made only upon approval of the compensation committee of the Board (or the independent director members of the board of directors).

(d)           Expense Reimbursement. The Company shall promptly reimburse Executive for all reasonable expenses necessarily incurred during conduct of Company business, and for which adequate documentation is presented, but in no event later than the end of the calendar quarter following the calendar quarter in which the expense was incurred. Furthermore, if any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the earlier of: (A) the last day of the calendar month following the calendar month in which the expense report and any required documentation were submitted, or (B) the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(e)           Personal Time Off. Executive shall be entitled to paid time off in accordance with the Company’s policies applicable to executives.

3.            Termination. Executive’s employment may be terminated as follows, with the following effects:

(a)           Death. Executive’s employment shall terminate immediately upon the Executive’s death, in which event the Company’s only obligations hereunder shall be to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by the Executive prior to the date of his death. If Executive’s employment ceases as a result of death, then all unvested options to purchase common stock, of the Company (“Common Stock”) held by Executive as of the date of Executive’s death shall immediately terminate and become unexercisable and all vested options held by Executive as of the date of Executive’s death shall remain exercisable by the executor of the Executive’s estate until the one (1) year anniversary of the date of cessation of service.

(b)           Disability. In the event the Executive is disabled from performing his assigned duties under this Agreement due to illness or injury for a period in excess of sixty (60) consecutive days or a period or periods of more than one hundred and twenty (120) days in the aggregate in any twelve (12) month period, the Board, in its sole discretion, may terminate Executive’s employment immediately upon written notice to Executive, in which event the Company’s only obligations hereunder shall be to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by the Executive prior to the effective date of termination. If Executive’s employment ceases as a result of disability, then all unvested options to purchase Common Stock held by Executive on the date of Executive’s termination shall immediately terminate and become unexercisable and all vested options held by Executive on the date of Executive’s termination shall remain exercisable until the one (1) year anniversary of the date of cessation of service.

(c)           For Cause. The Company may terminate Executive’s employment for Cause immediately upon written notice from the Board to Executive. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s conviction of or plea of nolo contendere to any felony crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a material fraud or a material act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct provided however that, such termination by the Board shall only be deemed for gross misconduct if: (A) the Board gives the Executive written notice of the intent to terminate for gross misconduct, which notice shall describe such conduct; and (B) the Executive fails to remedy such conduct, if such conduct is capable of being cured, within seven (7) days following the receipt of the written notice. In the event Executive’s employment is terminated for Cause, the Company shall have no further obligations to Executive other than to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to the effective date of such termination. If Executive’s employment ceases as a result of a termination for Cause, then all unvested options to purchase Common Stock held by Executive on the date of his termination shall immediately terminate and become unexercisable and all vested options held by Executive on the date of Executive’s termination shall remain exercisable for the period of time provided for in the agreements relating to such options.

(d)           Without Cause; Termination for Good Reason. The Company in its sole discretion may terminate Executive’s employment without Cause (as defined above) immediately upon written notice from the Board to Executive. In such event, or if Executive terminates Executive’s employment for Good Reason (as defined below), the Company shall pay to Executive all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to the effective date of termination, and provided such termination is a “separation from service” as such term is defined in Code Section 409A(a)(2)(A)(i) and the applicable guidance thereunder, contingent upon Executive’s delivery to the Company of an effective Release and Waiver as provided in Section 3(e) below, the Company shall also provide the following benefits to Executive: (i) severance consisting of continued payment of Executive’s base salary at the rate in effect as of the effective date of termination, less standard deductions and withholdings, for a period of six (6) months following the effective date of termination, to be paid in accordance with the Company’s normal payroll practices (provided, that the initial payment will include a catch-up payment to cover the period between Executive’s termination date and the date such first payment); (ii) to the extent that Executive is eligible to continue medical benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and upon timely election by Executive complying with COBRA and to the extent it does not result in a penalty to the Company, the Company will pay the same portion of premiums for such coverage that it had paid for similarly situated employees prior to the termination for the same level of group medical coverage, as in effect as of the day before the effective date of termination, for the period from the effective date of termination through the earliest of: (A) eighteen (18) months after the effective date of termination; (B) the date that Executive becomes eligible for group medical care coverage through other employment; or (C) the end of Executive’s eligibility under COBRA for continuation coverage for medical care. Executive agrees to notify the Company promptly if Executive becomes eligible for group medical care coverage through another employer. Executive also agrees to respond promptly and fully to any reasonable written requests for information (email to suffice) by the Company concerning Executive’s eligibility for such coverage. Notwithstanding the foregoing, if the Company’s making COBRA premium payments under this section of the Agreement would violate any applicable law or result in the imposition of penalties under applicable law, the parties agree to reform this paragraph regarding payment of a portion of COBRA premiums in such manner as is necessary to comply with applicable law; and (iii) immediate acceleration of the vesting of all options to purchase Common Stock granted to Executive prior to the effective date of such termination (the “Options”) such that Executive shall be deemed vested as to the same number of shares as if Executive had continued to be employed by the Company for a period of nine (9) months following the effective date of such termination (and, if any Options have been early exercised by Executive, the reacquisition or repurchase rights held by the Company with respect to the shares of Common Stock subject to such acceleration shall lapse to the same extent), and all vested options held by Executive shall remain exercisable until the one (1) year anniversary of the date of cessation of service (but in all events not beyond the original term of the applicable Options). As a condition to receiving the continuing benefits specified in this Section 3(d), to the maximum extent permitted by applicable law, during the six (6) month period following the Executive’s termination date, Executive shall not engage in any employment or business activity that is directly competitive with the Company’s business activities as of such termination date and Executive shall not induce any employee of the Company to leave the employ of the Company. Each payment under this Section 3(d) shall be considered a separate payment and not one of a series of payments for Code Section 409A. Subject to Section 5, any amount due to Executive pursuant to this Section 3(d) during the 60-day period following Executive’s termination without Cause shall be paid to Executive in a single lump sum on the first payroll date immediately after the end of the 60-day period.

(e)           Release and Waiver. As a condition to receiving the benefits specified in Sections 3(d) and 4(b) of this Agreement, Executive must deliver to the Company a waiver and release of claims in the form attached hereto as Exhibit A or in other form reasonably satisfactory to the Company (the “Release and Waiver”) within the time frame set forth therein, but in no event later than sixty (60) days following the Executive’s termination date, and any applicable revocation period must expire during the 60-day period following Executive’s termination as described in Section 3(d) or 4(b) without Executive revoking such release.

(f)           Voluntary Termination by Executive. Executive may terminate his employment hereunder at any time, whether with or without cause, effective after delivery of written notice of such termination to the Company. Upon voluntary termination pursuant to this Section, the Company shall have no further obligations to Executive other than to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to effective date of termination as determined by the Company. If Executive voluntarily terminates Executive’s employment, then all unvested options to purchase Common Stock of the Company held by Executive as of the date of Executive’s termination shall immediately terminate and become unexercisable and all vested options held by Executive as of the date of Executive’s termination shall remain exercisable for the period of time provided for in the agreements relating to such options.

(g)           Resignation as a Director. In the event of any termination of employment pursuant to this Agreement, Executive shall be deemed to have resigned voluntarily from the Board and any Committee of the Board, and from the board of directors (and any committee thereof) of all subsidiaries of the Company, upon the effective date of termination or such earlier date as may be agreed in writing between the Company and Executive, and Executive’s signature on this Agreement shall, without the need to any further action, constitute Executive’s resignation from such boards of directors in such circumstance.

(h)           Returning Company Documents. In the event of any termination of Executive’s employment hereunder, Executive shall, prior to or on such termination deliver to the Company (and will not maintain possession of or deliver to anyone else) any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to the Company, its successors or assigns.

4.            Change in Control.

(a)           Option Acceleration Upon a Change in Control. Effective immediately upon the closing of a Change in Control (as defined below), the vesting of all of the then unvested shares of Common Stock subject to the Options shall be accelerated in full and the Options shall become fully vested and immediately exercisable as to such additional vested shares (and, if any Options have been early exercised by Executive, the reacquisition or repurchase rights held by the Company with respect to the shares of Common Stock subject to such acceleration shall lapse in full, as appropriate).

(b)           Restricted Stock Units Acceleration Upon a Change in Control. Effective immediately upon the closing of a Change in Control (as defined below), the vesting of all of the then unvested restricted stock units (“RSUs”) shall be accelerated to the extent provided in the agreements relating to such RSUs.

(c)           Change in Control. “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)           any Exchange Act Person (as defined below) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of beneficial ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the beneficial owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur (for purposes of this Section 4(c), “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), except that “Exchange Act Person” shall not include (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity beneficially owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their beneficial ownership of stock of the Company; or (E) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the date of this Agreement, is the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities); and provided, that for purposes of this paragraph, the acquisition of additional stock by any one Exchange Act Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(ii)          the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iii)         a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Exchange Act Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such Exchange Act Person), by means of a sale, lease, exclusive license or other disposition, all or substantially all of the consolidated assets of the Company and its subsidiaries (and which have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions), other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; provided, that for purposes of this subparagraph, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) an Exchange Act Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by an Exchange Act Person described in this subparagraph. For purposes of this subparagraph, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or

(iv)        a change in the effective control of the Company which occurs on the date that individuals who, on the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute during any 12-month period at least a majority of the members of the Board; (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board). For purposes of this subparagraph, if any Exchange Act Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Exchange Act Person will not be considered a Change of Control;

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(d)           Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:

(i)           a material adverse change in the nature of the Executive’s authority, duties, direct reports, or responsibilities, as they exist on the Effective Date of this Agreement;

(ii)          a material adverse change in the Executive’s reporting level requiring that the Executive report to a corporate officer or executive other than the chief executive officer;

(iii)         a material reduction by the Company of the Executive’s base salary as initially set forth herein or as the same may be increased from time to time, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior officers of the Company and does not exceed 15% of Executive’s base salary.

Provided however that, such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following reasonable knowledge by the Executive of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy such condition(s), if such condition(s) is/are capable of being cured, within thirty (30) days following receipt of the written notice (the “Cure Period”); and (iii) the Executive terminates employment within thirty (30) days following the end of the Cure Period.

5.        Application of Internal Revenue Code Section 409A. (a) Notwithstanding anything to the contrary contained in this Agreement, if any payment or reimbursement, or the provision of any benefit under this Agreement that is paid or provided upon Executive’s “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i) would constitute a “deferral of compensation” under Code Section 409A and Executive is a “specified employee” (as determined pursuant to procedures adopted by the Company in compliance with Code Section 409A) on the date of Executive’s “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i), Executive will receive payment or reimbursement of such amounts or the provision of such benefits upon the earlier of (i) the first day of the seventh (7th) month following the date of Executive’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code or (ii) Executive’s death.

(b)           To the extent applicable, it is intended that this Agreement comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply to Executive. This Agreement shall be administered in a manner consistent with this intent. Reference to Code Section 409A is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

6.            Code Section 280G. If any payment or benefit Executive would receive pursuant to a Corporate Transaction from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two amounts would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: reduction of cash payments, cancellation of accelerated vesting of stock awards, and reduction of other benefits. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall make all determinations required to be made under this Section 6. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a different nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or at such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

7.            Conflict of Interest. During the Employment Period, Executive shall devote such time and energies as appropriate to fulfill all responsibilities to the Company in the capacity set forth in Section 1. Executive shall be free to pursue business activities which do not interfere with the performance of his duties and responsibilities under this Agreement; provided, however, Executive shall not engage in any outside business activity which involves actual or potential competition with the business of the Company, except with the written consent of the Board.

8.            Executive Benefit Plans. All of the Executive benefit plans referred to or contemplated by this Agreement shall be governed solely by the terms of the underlying plan documents and applicable law. Nothing in this Agreement shall impair the Company’s right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law. This Agreement is for the sole benefit of Executive and the Company, and is not intended to create an Executive benefit plan or to modify existing terms of existing plans.

9.            Assignment. This Agreement may not be assigned by Executive. This Agreement shall bind and inure to the benefit of the Company’s successors and assigns, as well as Executive’s heirs, executors, administrators, and legal representatives. The Company shall obtain from any successor, before the succession takes place, an agreement to assume the obligations and perform all of the terms and conditions of this Agreement.

10.         Notices. All notices required by this Agreement may be delivered by first class mail at the following addresses:

To Company:

DMK Pharmaceuticals, Inc.
11682 El Camino Real, Suite 300
San Diego, CA 92130

To Executive:

John Dorbin

[at the address for Executive contained in the Company’s records]

11.         Amendment. This Agreement may be modified only by written agreement signed by both the Company and Executive.

12.         Choice of Law; Arbitration. This Agreement shall be governed by the laws of the State of California, without regard to choice of law principles. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or in equity, arising from or relating to this Agreement (including the Release and Waiver) and its enforcement, performance, breach or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration before a single arbitrator held in San Diego, California and conducted by JAMS, under its then-existing employment rules and procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator’s decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless a different allocation is required by law, the parties shall each pay one-half (1/2) of all fees and costs of the arbitration. Punitive damages shall not be awarded. Unless otherwise required by law, the arbitrator will award reasonable attorney fees and expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this Section or in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in a court of competent jurisdiction to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the above, both Executive and the Company retain the right to seek or obtain, and shall not be prohibited, limited or in any other way restricted from seeking or obtaining, equitable relief from a court having jurisdiction over the parties in order to enforce the non-solicitation and noncompetition provisions of this Agreement or any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property.

13.         Partial Invalidity. In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

14.         Waiver. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

15.         Complete Agreement. As of the Effective Date, this Agreement, together with the stock option agreements and equity incentive plans governing the Options, constitutes the entire agreement between the parties in connection with the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements or understandings between the parties, including the Prior Agreement.

16.         Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

17.         Miscellaneous. Executive acknowledges full understanding of the matters set forth herein and the obligations undertaken upon the execution hereof.

18.         Recoupment of Compensation. Executive agrees that the compensation and benefits provided by the Company under this Agreement or otherwise, including any cash compensation or equity compensation and including incentive compensation, is subject to recoupment or clawback by the Company as may be required or provided by applicable federal or state law, rule or regulation, including without limitation The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, and/or any recoupment or clawback rules, regulations or policies adopted by the Securities and Exchange Commission or the listing standards of any stock market, stock exchange, association or trading platform on which the Company’s Common Stock is listed or traded, and/or any recoupment, clawback or compensation recovery policy that the Company is required to adopt or may adopt (whether or not required by applicable law), in addition to any other remedies that may be available under such policies, requirements or laws (including cancellation of outstanding cash or equity awards and the recoupment of any gains realized with respect to awards); and Executive agrees to comply with any such policies that the Company may adopt or may be required to adopt. Executive agrees that no such recovery of compensation, including pursuant to such a recoupment or clawback policy, will be an event giving rise to a right to resign for “Good Reason” under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this EXECUTIVE EMPLOYMENT AGREEMENT as of the date first written above.

DMK PHARMACEUTICALS CORPORATION

/s/ Eboo Versi
Name: Eboo Versi, MD, PhD
Title: CEO, Chairman of the Board

EXECUTIVE

/s/ John Dorbin
John Dorbin

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Executive Employment Agreement dated as of [DATE] (the “Employment Agreement”), to which this form is attached, I, John Dorbin, hereby furnish DMK Pharmaceuticals, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”). Terms used herein but not otherwise defined shall have the meanings given to them in the Employment Agreement.

1.             In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release and forever discharge the Company and its present, former and future directors, officers, executives, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, damages of any kind, claims for costs and attorneys’ fees, or other liabilities and obligations of any nature whatsoever, both past and present (through the date that this Release and Waiver becomes effective and enforceable) and whether known or unknown, suspected or claimed, fixed or contingent, and whether in law or in equity, that I, my spouse, or any of my heirs, executors, administrators or assigns may have, or may ever have had, against any of the Released Parties, that are predicted upon, arise out of or are in any way related to, directly or indirectly, events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to all claims arising out of or relating in any way to: (1) my employment with the Company or the termination of that employment; (2) my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) breach of contract, wrongful termination or retaliatory discharge, breach of the implied covenant of good faith and fair dealing, discrimination, harassment, improper wage payment, any other unlawful employment practice under federal, state, municipal, local, or foreign law, or arising under any other federal, state, municipal, local, or foreign law, rule, or regulation, including but not limited to civil rights laws, wage-hour, wage-payment, pension, or labor laws, rules, regulations, constitutions, or ordinances; (4) any and all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) any and all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under: the federal Civil Rights Act of 1964 (as amended) (including Title VII thereunder); the Civil Rights Act of 1991; the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”); the Older Workers Benefit Protection Act; the Civil Rights Acts of 1966 and 1967; the Fair Labor Standards Act; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act; the Americans with Disabilities Act Amendments Act of 2008; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act; the Fair Credit Reporting Act; the Labor Management Relations Act; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Sarbanes-Oxley Act of 2002; any applicable Executive Order Programs; the Consolidated Omnibus Budget Reconciliation Act; or their state or local counterparts, including without limitation the California Fair Employment and Housing Act (as amended), the California Worker Adjustment and Retraining Notification Act, the California Family Rights Act, the California Labor Code and Industrial Welfare Commission Orders, the California Constitution, the California Family Rights Act, and the California Business and Professions Code; (6) any and all federal, state and local claims under any other federal, state or local law, regulation or ordinance; and (7) any and all claims arising under any policies, practices or procedures of the Company (collectively, “Claims” or the “Released Claims”). I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, and any form of injunctive relief. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the ADEA). The Released Parties are intended to be third-party beneficiaries of this Release and Waiver, and this Release and Waiver may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

2.            I also expressly acknowledge that this Release and Waiver is also intended to include in its effect, without limitation, any and all claims which I do not know of or suspect may exist in my favor at the time of execution of this Release and Waiver, and that this Release and Waiver will also extinguish any such claim. I acknowledge that this is a full, complete and final general release of any and all claims described as aforesaid, and that I agree that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. This release includes a release under § 1542 of the Civil Code of the State of California. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company. I represent that I am not aware of any claim by me against any Released Party of the type described in Section 1 above. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of this Release and Waiver and which, if known or suspected at the time of entering into this Release and Waiver, may have materially affected this Release and Waiver and my decision to enter into it. In signing this Release and Waiver, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this Release and Waiver shall be given full force and effect according to each and all of its terms and provisions. I acknowledge and agree that this waiver is an essential and material term of this Release and Waiver and that without such waiver the Company would not have agreed to the terms of the Employment Agreement. I further agree that in the event I should bring a claim seeking damages against the Company, or in the event I should seek to recover against the Company in any claim brought by a Government Agency on my behalf, this Release and Waiver shall serve as a complete defense to such Claims to the maximum extent permitted by law.

3.            By signing this Release and Waiver, I represent and agree that I have read it carefully, I understand all of its terms and know that I am giving up important rights, including but not limited to, rights under the ADEA, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Americans With Disabilities Act of 1990, and the Employee Retirement Income Security Act of 1974, as amended. I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I understand that any severance payments or benefits paid or granted to me under the Employment Agreement represent, in part, consideration for signing this Release and Waiver and are not salary, wages or benefits to which I was already entitled. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver and have done so or, after careful reading and consideration, I have chosen not to do so of my own volition; (c) I have been given at least 21 days (or, if required by applicable law, 45 days) to consider this Release and Waiver and whether or not to sign (although I may choose voluntarily to execute this Release and Waiver earlier, and if I decide to shorten this time period for signing, my decision was knowing and voluntary), and that any changes made since my receipt of this Release and Waiver are not material, were made at my request, and whether or not material in all events will not restart the required 21 (or 45) day period; (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired unexercised and no benefits will be paid unless and until this Release and Waiver has become effective. If the last day of such 7-day revocation period falls on a Saturday, Sunday, or holiday, then the last day of the revocation period shall be deemed to be the next business day. Any such revocation must be in writing and received by the Company’s Corporate Secretary (or, if I am the Corporate Secretary, then Chief Financial Officer) on or before such 7th day in order to be effective. In the event that this Release and Waiver is requested in connection with an exit incentive or other employment termination program offered to a group or class of employees, I have 45 days to consider this Release and Waiver and I shall be provided with the information required by 29 U.S.C. Section 626 (f)(1)(H). I understand and agree that I will not receive certain of the payments and benefits specified in the Employment Agreement unless I execute this Release and Waiver and do not revoke this Release and Waiver within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

4.            I represent and warrant that: (a) I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by any of the Released Claims and will not make any such assignment or transfer; (b) I am the lawful owner of all Claims released through this Release and Waiver; (c) I have not commenced, maintained, or prosecuted, any action, claim, lawsuit, grievance, complaint, or proceeding of any kind against any of the Released Parties in any court or arbitral forum, or before any administrative or investigative body or agency; and to the extent that I have, except for claims that cannot by law be released, I agree that I shall promptly withdraw or dismiss, and shall undertake all measures necessary to effectuate the withdrawal or dismissal of, any such action, claim, lawsuit, grievance, complaint, or proceeding, with prejudice. In the event that any such action, claim, lawsuit, grievance, complaint, or proceeding is commenced by me or on my behalf, I hereby waive any right to compensation, recovery, monetary relief, damages, settlement, or other individual relief. I acknowledge and understand that I am waiving any right I may have to sue any of the Released Parties for any of the claims I have released, or to receive any compensation, recovery, monetary relief, damages, settlement, or other individual relief arising as a result of any action, claim, lawsuit, grievance, complaint, or proceeding commenced by anyone else against any of the Released Parties.

5.            I also acknowledge and affirm that, except for the severance payments and benefits set forth in the Employment Agreement to be paid after the date of this Release and waiver, I have been fully paid all wages and other compensation owed to me by the Company, including all overtime wages, incentive compensation, expense reimbursement payments, equity compensation, separation compensation, severance compensation, bonuses, and commissions, and to the extent I ever claim or allege that I have not been fully paid all such wages and other compensation, I hereby waive and forfeit, through this Release and Waiver, my entitlement to any and all such wages and other compensation. To the extent any other compensation and/or benefits other than under this Release and Waiver may exist or be claimed to exist for or by me, this Release and Waiver and the consideration hereunder expressly are agreed to and shall constitute an accord and satisfaction of any and all such claims and/or obligations. In addition, I also acknowledge and affirm that, as of the date of my execution of this Release and Waiver, I have been afforded all required periods of family, medical, and other leave, as well as any right to reinstatement upon conclusion of any leave taken. I further acknowledge and affirm that I have no known workplace injuries or occupational diseases.

Notwithstanding the above or anything else in this Release and Waiver, nothing in this Release and Waiver shall be deemed to require the waiver or release of any claim that may not be released or waived under applicable federal or state law. I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file or initiate a charge, claim, or complaint of discrimination or any other unlawful employment practice that cannot legally be waived, or to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of unlawful conduct, including but not necessarily limited to the California Department of Fair Housing and Employment or the U.S. Equal Employment Opportunity Commission and any other state or city fair employment practices agency; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the severance benefits to which I am entitled under the Employment Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (iv) claims relating to any outstanding equity-based award on the date of termination in accordance with the terms thereof, (v) claims for the enforcement of this Release and Waiver, (vi) claims that arise after the date of this Release and Waiver, or (vii) any rights or claims I may have to receive workers’ compensation or unemployment insurance benefits or under California Labor Code section 2802. Further, nothing in this Release and Waiver shall prevent me (or my attorneys) from exercising my rights under the Older Workers Benefit Protection Act to challenge the validity of my above waiver of claims under the Age Discrimination in Employment Act of 1967, nor does this Release and Waiver impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by applicable law. In addition, I understand that nothing in this Release and Waiver is intended to or shall prevent, impede or interfere with my rights, to the extent non-waivable, to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission (“OSH”), the National Labor Relations Board, the Securities and Exchange Commission (“SEC”), the Department of Justice, any other federal agency, labor board or commission, any state or local fair employment practices agency, the Financial Industry Regulatory Authority, any other self regulatory organization or any governmental entity or any other state or local agency, labor board or commission (collectively, the “Government Agencies”). I also understand that nothing in this Release and Waiver, my Employment Agreement or other written agreement between the Company and me limits, interferes with or restricts my ability, without prior authorization from or notification to the Company, to provide information and/or documents to or otherwise communicate with any Government Agencies, participate in or cooperate with any investigation or proceeding conducted by any Government Agency, communicate directly with, respond to any inquiry from, testify or otherwise participate in any proceeding that may be conducted by any Government Agencies concerning the Company’s past or future conduct, to report possible violations of federal, state or local law or regulation to any Government Agency, or engage in any activities now or in the future that are protected under whistleblower provisions of federal, state or local law or regulation, without notice to the Company, including regarding this Release and Waiver or its underlying facts or circumstances. My right and ability to engage and participate in the activities described in this paragraph shall not be limited or abridged, in any way, by any term, condition, or provision of, or obligation imposed by, this Release and Waiver. To the extent that any other term or condition of the Release and Waiver is inconsistent with this paragraph, this paragraph shall supersede and invalidate such term or condition to the extent necessary to give effect to the provisions of this paragraph. Notwithstanding the foregoing, I understand that the waivers and releases in this Release and Waiver shall be construed and enforced to the maximum extent permitted by law. I agree that notwithstanding the foregoing, I am completely waiving any right to recover money, receive any individual relief, share in or participate in any monetary award in connection with or resulting from the prosecution of any charge, investigation or proceeding by any Government Agency, and if I am awarded individual relief and/or monetary damages in connection therewith, I hereby unconditionally assign to the Company, and agree to undertake any and all measures necessary to effectuate such assignment of, any right or interest that I may have to receive such individual relief and/or monetary damages. Notwithstanding the foregoing, this Release and Waiver does not limit my right to receive an award for information provided to the SEC, and this Agreement does not limit the right to receive and fully retain a monetary reward from any government-administered whistleblower award or other incentive program for providing information directly to any Government Agencies (such as those administered by the OSH or the SEC). I acknowledge that any non-disclosure provision in this Release and Waiver or in the Employment Agreement or other written agreement between the Company and me does not prohibit or restrict me (or my attorney from responding to any inquiry about this Release and Waiver or its underlying facts and circumstances by the SEC, the Financial Industry Regulatory Authority (FINRA), any other self regulatory organization or any governmental entity.

6.            I agree that if I violate this Release and Waiver by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

7.            Whenever possible, each provision of this Release and Waiver shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Release and Waiver is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release and Waiver shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.            Without limitation of any of my obligations set forth in any agreements or documents, or sections thereof, that survive the execution of this Release and Waiver, I agree that, prior to my execution of this Release and Waiver, I have returned all of the Company’s property and equipment in my possession or under my control, including but not limited to any and all computers, laptops, computer hardware or software, cell phones, iPads, credit cards, keys, manuals, notebooks, financial statements, reports, passwords, company IDs, and any other property of the Company, including any and all copies of Company documents, materials, and information not specifically addressed and relating to you.

9.            I agree that neither this Release and Waiver, nor the furnishing of the consideration for this Release and Waiver, shall be deemed or construed at any time to be an admission by the Company, any Released Party or me of any improper or unlawful conduct. In fact, I understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to me at any time and maintain that they have at all times treated me in a fair, lawful, nondiscriminatory and nonretaliatory manner.

10.          Except as provided for in and subject to Section 6 of this Release and Waiver, I agree that I will not make any false, negative, or disparaging comments about, and will refrain from directly or indirectly making any comments or engaging in publicity or any other action or activity which reflects adversely upon, the Company or any of the Released Parties. This non-disparagement provision applies to comments made verbally, in writing, electronically, or by any other means, including but not limited to blogs, postings, message boards, texts, video, or audio files, and all other forms of communication. For the avoidance of doubt, nothing in this Release and Waiver prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. This paragraph shall be in addition to, and shall not be considered or construed as superseding or in conflict with, any other obligation, whether contractual or otherwise, that I owe or may owe to the Company. For the avoidance of doubt, the parties further acknowledge and agree that this Section is subject to the terms, conditions, and exceptions set forth in Section 6 above. Nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, or any other conduct that I have reason to believe is unlawful or shall otherwise operate to prevent me from exercising rights under Section 7 of the NLRA, participating in activity permitted by Section 7 of the NLRA, filing charges with the NLRB or any comparable state or local agency, or otherwise cooperating in the NLRB’s investigative process.

11.          Except as provided for in and subject to Section 6, I agree that I will cooperate with the Company regarding any investigation, or the defense or prosecution of any claims, proceedings, arbitrations, or actions now pending or in existence, or which may be brought in the future, against or on behalf of the Company, which relate to events or occurrences that transpired during my employment with the Company. My cooperation shall include, but not necessarily be limited to: (i) attending meetings with and truthfully answering questions posed by representatives and/or attorneys of the Company; (ii) providing or producing documents relevant to such claim, proceeding, arbitration, or action, as applicable, to the extent that such documents are in my possession, custody, or control and as may be requested, from time to time, by representatives and/or attorneys of the Company; (iii) executing truthful and complete declarations or affidavits; and (iv) appearing as a witness at depositions, trials, arbitration hearings, or other proceedings without the necessity of a subpoena and testifying truthfully and completely, provided that the Company agrees to pay me a fee equivalent to the hourly rate I was paid in my last paycheck (based on my base salary divided by 2,000 hours) for all time in excess of ten (10) cumulative hours required and reimburse me for all of my reasonable, out-of-pocket expenses associated with such cooperation, including reasonable travel expenses, in accordance with any applicable Company policy as in effect from time to time, so long as I provide advance written notice of my request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this provision shall be construed or applied so as to obligate me to violate any law or legal obligation. Nothing herein is intended to unduly interfere with my other business or personal activities.

This Release and Waiver constitutes the complete, final, and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized member of the Board of Directors of the Company.

IN WITNESS WHEREOF, the parties have executed this RELEASE AND WAIVER OF CLAIMS as of the date first written above.

DMK PHARMACEUTICALS CORPORATION	EXECUTIVE

Name:	John Dorbin

Title:	Date:

Date:

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